UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2024

TRITON INTERNATIONAL LIMITED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Bermuda	001-37827	98-1276572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Victoria Place, 5th Floor, 31 Victoria Street Hamilton HM 10, Bermuda
(Address of Principal Executive Offices, including Zip Code)

Telephone: (441) 294-8033
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
8.50% Series A Cumulative Redeemable Perpetual Preference Shares	TRTN PRA	New York Stock Exchange
8.00% Series B Cumulative Redeemable Perpetual Preference Shares	TRTN PRB	New York Stock Exchange
7.375% Series C Cumulative Redeemable Perpetual Preference Shares	TRTN PRC	New York Stock Exchange
6.875% Series D Cumulative Redeemable Perpetual Preference Shares	TRTN PRD	New York Stock Exchange
5.75% Series E Cumulative Redeemable Perpetual Preference Shares	TRTN PRE	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment and Restatement of Revolving Credit Facility

On July 9, 2024, Triton International Limited (“Triton” or the “Company”), as guarantor, and its wholly-owned subsidiaries, Triton Container International Limited (“TCIL”) and TAL International Container Corporation, as borrowers (the “Borrowers,” and together with the Company, the “Loan Parties”), entered into a Twelfth Amended and Restated Credit Agreement with Bank of America, N.A. (“BofA”), as administrative agent and letter of credit issuer, various lenders party thereto (the “Lenders”), and other parties thereto from time to time as guarantors (the “Amendment and Restatement”), which amended and restated the Borrowers’ existing $2.0 billion revolving credit facility with BofA entered into on October 14, 2021 (the “Prior Credit Agreement,” and as amended and restated by the Amendment and Restatement, the “Credit Agreement”).

The Amendment and Restatement amended the Prior Credit Agreement to, among other items, add a new $1.75 billion term loan facility tranche (the “Term Loan Tranche”) under the Credit Agreement. The Credit Agreement continues to provide for a $2.0 billion revolving loan facility (the “Revolving Tranche”) in addition to the Term Loan Tranche. The Term Loan Tranche provided for under the Amendment and Restatement replaces the former term loan agreement with PNC Bank, National Association, as administrative agent, the Borrowers, Triton, as guarantor, and the various lenders party thereto (the “PNC Term Loan Agreement”). Concurrently with the closing of the Amendment and Restatement, all outstanding term loans under the PNC Term Loan Agreement were repaid and the agreement was terminated. The Term Loan Tranche under the Credit Agreement amortizes on a quarterly basis in an amount equal to 2% of the outstanding principal amount thereof as of the closing date, with the remaining balance payable on the Credit Agreement maturity date.

The Amendment and Restatement also transitioned the benchmark interest rate for borrowings under the Credit Agreement from Term SOFR (as defined in the Prior Credit Agreement) to Daily Simple SOFR (as defined in the Credit Agreement). Pursuant to the Amendment and Restatement, borrowings under the Credit Agreement will bear interest at a rate equal to, at TCIL’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.5%, (2) the prime rate of the administrative agent and (3) Daily Simple SOFR plus 1.0%, or (b) Daily Simple SOFR for the interest period relevant to such borrowing, adjusted for certain additional costs, plus in each case, the applicable margin. The applicable margin in respect of base rate loans remains between 0.250% and 0.625% and the applicable margin in respect of Daily Simple SOFR loans is between 1.300% and 1.675%, in each case based on the rating of Triton’s senior unsecured debt assigned by Standard & Poor’s Ratings Services.

The Amendment and Restatement extended the maturity date of the Credit Agreement to July 9, 2029. In addition, the Amendment and Restatement amended the Prior Credit Agreement to allow for additional subsidiaries of the Borrowers to become guarantors under the Credit Agreement in specified circumstances. The Amendment and Restatement also increased the accordion feature available to the Borrowers from $500.0 million under the Prior Credit Agreement to $1.0 billion, plus additional incremental amounts depending on the Loan Parties’ Total Debt Ratio (as defined in the Credit Agreement), subject to the terms and conditions set forth in the Credit Agreement. The Amendment and Restatement also modified the Lenders’ commitments and amended certain definitions and other provisions in the Credit Agreement.

Upon closing of the Amendment and Restatement, the aggregate principal amount outstanding under the Term Loan Tranche and the Revolving Tranche was $1.75 billion and $575.0 million, respectively.

The above description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, on July 9, 2024, the Company repaid and terminated the PNC Term Loan Agreement in connection with the Amendment and Restatement. The principal amount outstanding under the PNC Term Loan Agreement at the time of its termination was approximately $1.4 billion.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triton International Limited

Date: July 10, 2024	By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Senior Vice President, General Counsel and Secretary

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